Exhibit 10.2

First Amendment to Employment Agreement

This Amendment is made effective November 15, 2018 between Viant Technology LLC, and Larry Madden (the “First Amendment”) and amends the Employment Agreement dated March 27, 2017 (the “Agreement”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to amend the Agreement, as set forth herein.

I. EMPLOYMENT AGREEMENT

1. Section 5 The following sentence is added immediately following the first sentence of section 5.

“Additionally, if Executive properly and timely elects to continue medical coverage under Company’s health plan in which Executive was enrolled immediately prior to termination, in accordance with the continuation requirements of COBRA and Cal-COBRA, Company shall pay for the cost of twelve (12) months premium for such coverage beginning on the date of Executive’s separation from the company.”

2. Section 5(vi)(a) of the Agreement is deleted in its entirety and replaced with the following:

“a reduction by the Company of Executive’s base salary in effect immediately prior to such reduction.”

II. NO OTHER AMENDMENTS. Except as previously and specifically supplemented hereby, all of the terms and conditions of the Agreement are hereby ratified and remain in full force and effect in accordance with their terms. In the case of a conflict between the Agreement and the First Amendment, the latter shall prevail.

IN WITNESS WHEREOF, an authorized signatory of the parties have executed this First Amendment as of the day and date first written above.

Larry Madden By: /s/ Larry Madden	Viant Technology LLC By: /s/ Timothy Vanderbrook Its: CEO